Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 06:51 PM 11/22/2010 FILED 06:37 PM 11/22/2010 SRV 101113892 - 4902146 FILE

State of Delaware

Limited Liability Company

CERTIFICATE OF FORMATION

of

ALLIANT TECHSYSTEMS OPERATIONS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof of supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”) hereby certifies that;

FIRST: The name of the limited liability company is: Alliant Techsystems Operations LLC.

SECOND: The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Alliant Techsystems Operations LLC this 22nd day of November, 2010.

By:	/s/ Keith D. Ross
Keith D. Ross
Authorized Person